As filed pursuant to Rule 424(b)(2)

Registration No. 333-204093

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
3.200% Notes due 2026	$280,846,500	$28,281.25

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933 (the “Securities Act”).

Prospectus Supplement

February 4, 2016

(To Prospectus Dated May 12, 2015)

$275,000,000

3.200% Notes due 2026

We are offering $275,000,000 of our 3.200% Notes due 2026 (the “new notes”).

The new notes offered hereby will be of the same series as the $450,000,000 of 3.200% Notes due 2026 (the “existing notes” and, together with the new notes, the “notes”) that we issued on September 24, 2015. The new notes will have the same terms (except for the initial price to public, the issue date and the initial interest payment date) as the existing notes. Immediately after giving effect to the issuance of the new notes offered hereby, we will have $725,000,000 aggregate principal amount of notes outstanding.

We will pay interest on the new notes on January 30 and July 30 of each year, beginning July 30, 2016. The notes will mature on January 30, 2026. We may redeem some or all of the notes at any time before maturity at the applicable redemption price described under the caption “Description of the Notes—Optional Redemption.” There is no sinking fund for the notes.

Investing in the notes involves risk. See “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2015.

	Per New Note	Total
Public offering price(1)	102.126%	$280,846,500
Underwriting discount	0.450%	$1,237,500
Proceeds, before expenses, to Praxair(1)	101.676%	$279,609,000

(1)	The public offering price and proceeds, before expenses, to Praxair will also include interest deemed to have accrued from January 30, 2016.

Neither the Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The new notes will be ready for delivery in book-entry form only through The Depository Trust Company on or about February 11, 2016.

Joint Book-Running Managers

J.P. Morgan	Mizuho Securities	Wells Fargo Securities

Prospectus Supplement

Prospectus

We have not, and the underwriters have not, authorized any other person to provide you with any information other than that contained or incorporated by reference in this prospectus or in any free-writing prospectus prepared by or on behalf of us to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since that date.

References to “we,” “us,” “our,” the “Company,” and “Praxair” are to Praxair, Inc. and its subsidiaries unless the context otherwise requires.

The notes are being offered for sale only in jurisdictions where it is lawful to make such offers. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. Persons outside the United States who receive this prospectus supplement and the accompanying prospectus should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not authorized or qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. See “Underwriting” in this prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC, and our common stock is listed on the New York Stock Exchange under the symbol “PX.” Our SEC filings are available to the public at the SEC’s Internet website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 100 F Street, NE, Washington, D.C. 20549. You can call the SEC at 1-800-732-0330 for further information about the public reference rooms.

The SEC allows us to “incorporate by reference” the information we file with them, which means we are assumed to have disclosed important information to you when we refer you to documents that are on file with the SEC. The information we have incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future documents we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended until we sell all of the securities covered by this prospectus supplement and the accompanying prospectus, provided that information furnished and not filed by us under any item of any Current Report on Form 8-K including the related exhibits is not incorporated by reference.

•	Annual Report on Form 10-K/A for the fiscal year ended December 31, 2014, filed on February 27, 2015.

•	The information responsive to Part III of Form 10-K for the fiscal year ended December 31, 2014 provided in our Proxy Statement on Schedule 14A filed on March 17, 2015.

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015.

•

Current Reports on Form 8-K filed on February 2, 2015, February 5, 2015, May 4, 2015, May 15, 2015, July 29, 2015 (Item 8.01 only), September 24, 2015, October 15, 2015, October 26, 2015, December 16, 2015 and January 29, 2016 (Item 5.03 only).

You may request a copy of these documents at no cost by writing or telephoning us at the following address:

Praxair, Inc.

39 Old Ridgebury Road

Danbury, Connecticut 06810-5113

Attn: Assistant Corporate Secretary

Telephone: (203) 837-2000

www.praxair.com

Information on our Internet website is not part of this prospectus supplement or the accompanying prospectus.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s reasonable expectations and assumptions as of the date the statements are made but involve risks and uncertainties. These risks and uncertainties include, without limitation: the performance of stock markets generally; developments in worldwide and national economies and other international events and circumstances; changes in foreign currencies and in interest rates; the cost and availability of electric power, natural gas and other raw materials; the ability to achieve price increases to offset cost increases; catastrophic events including natural disasters, epidemics and acts of war and terrorism; the ability to attract, hire, and retain qualified personnel; the impact of changes in financial accounting standards; the impact of changes in pension plan liabilities; the impact of tax, environmental, healthcare and other legislation and government regulation in jurisdictions in which the Company operates; the cost and outcomes of investigations, litigation and regulatory proceedings; continued timely development and market acceptance of new products and applications; the impact of competitive products and pricing; future financial and operating performance of major customers and industries served; the impact of information technology system failures, network disruptions and breaches in data security; and the effectiveness and speed of integrating new acquisitions into the business. These risks and uncertainties may cause actual future results or circumstances to differ materially from the projections or estimates contained in the forward-looking statements. Additionally, financial projections or estimates exclude the impact of special items which the Company believes are not indicative of ongoing business performance. The Company assumes no obligation to update or provide revisions to any forward-looking statement in response to changing circumstances. The above listed risks and uncertainties are further described in Item 1A (Risk Factors) in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015 filed with the SEC, which should be reviewed carefully. Please consider the Company’s forward-looking statements in light of those risks.

THE COMPANY

Praxair was founded in 1907 and became an independent publicly traded company in 1992. Praxair was the first company in the United States to produce oxygen from air using a cryogenic process and continues to be a major technological innovator in the industrial gases industry.

Praxair is the largest industrial gas supplier in North and South America, is rapidly growing in Asia, and has strong, well-established businesses in Europe. Praxair’s primary products in its industrial gases business are atmospheric gases (oxygen, nitrogen, argon, rare gases) and process gases (carbon dioxide, helium, hydrogen, electronic gases, specialty gases, acetylene). The Company also designs, engineers and builds equipment that produces industrial gases primarily for internal use. The Company’s surface technologies segment, operated through Praxair Surface Technologies, Inc., supplies wear-resistant and high-temperature corrosion-resistant metallic and ceramic coatings and powders. Praxair’s sales were $12,273 million, $11,925 million and $11,224 million for 2014, 2013 and 2012, respectively.

Praxair serves a diverse group of industries including healthcare, petroleum refining, computer-chip manufacturing, beverage carbonation, fiber-optics, steel making, aerospace, chemicals and water treatment. In 2014, 94% of sales were generated in four geographic segments (North America, Europe, South America and Asia) primarily from the sale of industrial gases, with the balance generated from the surface technologies segment. Praxair provides a competitive advantage to its customers by continuously developing new products and applications, which allow them to improve their productivity, energy efficiency and environmental performance.

The Company’s principal offices are located at 39 Old Ridgebury Road, Danbury, Connecticut 06810-5113 and its telephone number is (203) 837-2000.

Recent Developments

On January 29, 2016, the Company announced results for the fiscal year ended December 31, 2015. The Company’s earnings press release was furnished to the SEC in a Current Report on Form 8-K filed on January 29, 2016 and such Form 8-K is not incorporated by reference herein. The information below is subject to revision based upon completion of our financial statements and the audit by our independent public accountants.

A summary of the Company’s financial results is as follows:

	Year Ended December 31,
(Millions of dollars)	2015 (a)	2014 (a)
	(unaudited)
Income Statement Data
Sales	$10,776	$12,273
Operating profit	2,321	2,608
Net income — Praxair, Inc.	1,547	1,694
Balance Sheet Data (at period end)
Total assets	$18,319	$19,769
Long-term debt	8,975	8,636

(a)	Amounts for 2015 include: (i) a pre-tax pension settlement charge of $7 million ($5 million after-tax) in the third quarter related to lump sum benefit payments made from the U.S. supplemental pension plan, and (ii) pre-tax charges of $19 million ($13 million after-tax) in the third quarter and $146 million ($112 million after-tax and non-controlling interests) in the second quarter, primarily related to cost reduction actions taken in response to lower volumes resulting from economic slowdown in emerging markets and energy related end-markets. The $165 million cost reduction charges by segment are as follows: $67 million in South America; $34 million in North America; $25 million in Asia; $20 million in Europe; and $19 million in Surface Technologies. Amounts for 2014 include: (i) a charge of $36 million ($22 million after-tax) related to a bond redemption, (ii) a charge of $7 million ($5 million after-tax) related to pension settlement and (iii) a charge of $131 million ($131 million after-tax) related to a Venezuela currency devaluation.

Sales were $10,776 million in 2015, 12% below the $12,273 million of sales in 2014 due to the impacts of negative currency translation and lower cost pass-through, primarily in natural gas. Underlying sales were comparable to the prior year as growth from positive pricing, new project start-ups and acquisitions was offset by lower base volumes in Brazil and China due to weaker underlying industrial activity and in the North American metals, upstream energy and manufacturing end-markets. Operating profit was $2,321 million in 2015 compared to $2,608 million in 2014. As described in note (a) to the summary table, operating profit for 2015 included charges which reduced operating profit by $172 million, while operating profit for 2014 included charges which reduced operating profit by $138 million. Additionally, consolidated operating profit in 2015 was about 10% lower compared to 2014 due to the significant strengthening of the U.S. dollar versus most foreign currencies during 2015 and the resulting currency translation impacts. Excluding the impacts of these matters in both periods, operating profit grew 1% in 2015 compared to 2014. The Company’s net income was $1,547 million in 2015 compared to $1,694 million in 2014. 2015 net income included charges of $130 million, and 2014 net income included charges of $158 million related to the matters described in note (a) to the summary table. Excluding these matters, the decrease in net income was due primarily to the negative foreign currency translation impacts discussed above, partially offset by lower interest expense.

Cash flow from operations was $2,682 million in 2015, compared to $2,868 million in 2014. The Company made capital expenditures of $1,541 million in 2015, compared to capital expenditures of $1,689 million in 2014. The company invested $82 million in acquisitions in 2015, primarily packaged gases businesses in North and South America and the acquisition of an equity investment in Asia. During 2015, the company paid $819 million of dividends and repurchased $637 million of stock, net of issuances. As of December 31, 2015, long-term debt was $8,975 million.

On February 4, 2016, we offered €550 million of 1.200% Notes due 2024 (the “euro offering”) pursuant to a prospectus supplement dated February 4, 2016. The euro offering is expected to close on February 12, 2016.

USE OF PROCEEDS

The Company anticipates using the proceeds of the offering for general corporate purposes, including the repayment of outstanding indebtedness. Prior to their application, the net proceeds may be used to repay short-term debt and/or invested in short-term investments.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges. We did not have any preferred stock outstanding and did not pay or accrue preferred stock dividends during such periods.

	Nine Months Ended September 30, 2015	Year Ended December 31,
		2014	2013	2012	2011	2010
Ratio of Earnings to Fixed Charges(a)	9.8	8.9	9.3	10.0	10.3	9.9

(a)	For the purpose of computing the ratio of earnings to fixed charges, earnings are comprised of income from continuing operations of consolidated subsidiaries before provision for income taxes and adjustment for non-controlling interests in consolidated subsidiaries or income or loss from equity investees, less capitalized interest, plus depreciation of capitalized interest, dividends from companies accounted for using the equity method, and fixed charges. Fixed charges are comprised of interest on long-term and short-term debt plus capitalized interest and rental expense representative of an interest factor.

DESCRIPTION OF THE NOTES

In this section entitled “Description of the Notes,” references to the “Company,” “Praxair,” “we,” “our,” or “us” refers to Praxair, Inc., as issuer of the notes and not to any of the subsidiaries of Praxair, Inc.

The following description of the particular terms of the notes supplements, and to the extent inconsistent therewith supersedes, the description of the general terms and provisions of the senior debt securities included in the accompanying prospectus, to which description reference is hereby made.

The notes will be our unsecured general obligations, will be issued under an indenture dated as of July 15, 1992 between Praxair, Inc. and U.S. Bank National Association, as the ultimate successor trustee to Bank of America, Illinois, and will be issued only in book-entry form. The notes will mature on January 30, 2026. The new notes offered hereby will be treated as a single series with the existing notes and will have the same terms (except for the initial price to public, the issue date and the initial interest payment date) as the existing notes. All of the notes will vote as one class under the indenture governing the notes.

The notes will bear interest at the rate of 3.200% per year. Interest on the new notes will be payable semi-annually in arrears on January 30 and July 30, commencing on July 30, 2016, to the persons in whose names the notes are registered at the close of business on the preceding January 15 and July 15, respectively. Interest on the new notes will be deemed to have accrued from January 30, 2016.

The notes will accrue interest on the basis of a 360-day year consisting of twelve months of 30 days each. If any interest payment date, stated maturity date or redemption date is not a business day, the payment otherwise required to be made on such date will be made on the next business day without any additional payment as a result of such delay.

We will issue the notes in registered form without coupons in minimum denominations of $2,000 and whole multiples of $1,000 in excess thereof. The notes are subject to defeasance under the conditions described in the accompanying prospectus, including the condition that an opinion of counsel be delivered to the Senior Trustee with respect to the absence of any tax effect of any such defeasance to holders of the notes.

Upon issuance, the notes will be represented by one or more global securities that will be deposited with, or on behalf of, The Depository Trust Company (“DTC”) and will be registered in the name of DTC or a nominee of DTC. See “Description of Debt Securities — Global Debt Securities” in the accompanying prospectus.

We may from time to time without the consent of the holders of the notes create and issue further notes having the same terms and conditions as the notes so that the further issue would be consolidated and form a single series with the notes, provided that if any such additional notes are not fungible with the notes previously issued for United States federal income tax purposes, such additional notes will have a separate CUSIP number.

As of September 30, 2015, $7,775.0 million aggregate principal amount of dollar-denominated senior debt securities plus €1,100.0 million aggregate principal amount of euro-denominated senior debt securities (equivalent to $1,229.5 million at September 30, 2015) were outstanding under the indenture.

Optional Redemption

We may redeem the notes at our option, at any time in whole or from time to time in part. At least 20 days but not more than 60 days before a redemption date, we shall mail a notice of redemption by first-class mail to each holder of registered notes.

The redemption price for the notes to be redeemed on any redemption date that is prior to the Notes Par Call Date will be equal to the greater of:

(1) the principal amount of the notes being redeemed plus accrued and unpaid interest to the redemption date; or

(2) the Make-Whole Amount for the notes being redeemed.

The redemption price for the notes to be redeemed on any redemption date that is on or after the Notes Par Call Date will be equal to 100% of the principal amount of the notes being redeemed on the redemption date, plus accrued and unpaid interest to the redemption date.

In any case, the principal amount of a note remaining outstanding after a redemption in part shall be $2,000 or an integral multiple of $1,000 in excess thereof. Once notice of redemption is given, the notes called for redemption become due and payable on the redemption date at the redemption price stated in the notice.

There is no sinking fund for the notes.

“Adjusted Treasury Rate” means, with respect to any redemption date for the notes, the sum of (x) either (1) the yield, under the heading that represents the average for the immediately preceding week, appearing in the most recent published statistical release designated “H.15 (519)” or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded United States Treasury securities adjusted to the Comparable Treasury Issue (if no maturity is within three months before or after the remaining term of the notes being redeemed (assuming, for this purpose, that the notes matured on the Notes Par Call Date), yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounded to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Price for such redemption date, in each case calculated on the third business day preceding the redemption date, and (y) 0.200%.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term from the redemption date to the maturity date of the notes being redeemed (assuming, for this purpose, that the notes matured on the Notes Par Call Date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of notes.

“Comparable Treasury Price” means, with respect to any redemption date for the notes, if clause (2) of the Adjusted Treasury Rate is applicable, the average of four or such lesser number as is obtained by the indenture trustee, Reference Treasury Dealer Quotations for such redemption date for the notes.

“Make-Whole Amount” means, as determined by a Quotation Agent, the sum of the present values of the principal amount of the notes, together with the scheduled payments of interest (exclusive of interest to the redemption date) thereon from the redemption date to the maturity date of the notes (assuming, for this purpose, that the notes matured on the Notes Par Call Date), in each case discounted to the redemption date on a semi-annual basis, assuming a 360-day year consisting of twelve 30-day months, at the Adjusted Treasury Rate, plus accrued and unpaid interest on the principal amount of the notes to the redemption date.

“Notes Par Call Date” means October 30, 2025 (the date which is three months prior to the final maturity of the notes).

“Quotation Agent” means the Reference Treasury Dealer selected by the indenture trustee after consultation with us.

“Reference Treasury Dealer” means Citigroup Global Markets Inc., Deutsche Bank Securities Inc., HSBC Securities (USA) Inc. and a primary U.S. Government securities dealer selected by Mitsubishi UFJ Securities (USA), Inc. and their respective successors and assigns, and, in each case, one other nationally recognized investment banking firm selected by us that is a primary U.S. Government securities dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the indenture trustee, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the indenture trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

Treatment of Pre-issuance Accrued Interest on the New Notes for U.S. Federal Income Tax Purposes

A portion of the price paid for the new notes will be allocable to unpaid stated interest that is deemed to have accrued from January 30, 2016 to the closing date of this offering (“pre-issuance accrued interest”). The portion of the first stated interest payment attributable to such pre-issuance accrued interest may be treated as a non-taxable return of a portion of the purchase price of the new notes (that will reduce a beneficial owner’s tax basis in its new notes by a corresponding amount), rather than as interest income.

Defaults and Remedies

Clause (1) of the definition of “event of default” under the caption “Description of the Debt Securities — Defaults and Remedies” in the accompanying prospectus is revised and applicable to the notes offered hereby as follows:

“the Company defaults in any payment of interest on any of the notes when the same becomes due and payable and the default continues for a period of 30 days.”

Book-Entry System

We will initially issue the notes in the form of one or more global notes (the “Global Notes”). The Global Notes will be deposited with, or on behalf of, DTC and registered in the name of DTC or its nominee. Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to DTC or another nominee of DTC. A holder may hold beneficial interests in the Global Notes directly through DTC if such holder has an account with DTC or indirectly though organizations which have accounts with DTC, including Euroclear and Clearstream.

Investors may hold interests in the notes outside the United States through Euroclear or Clearstream if they are participants in those systems, or indirectly through organizations which are participants in those systems. Euroclear and Clearstream will hold interests on behalf of their participants through customers’ securities accounts in Euroclear’s and Clearstream’s names on the books of their respective depositaries which in turn will hold such positions in customers’ securities accounts in the names of the nominees of the depositaries on the books of DTC. All securities in Euroclear or Clearstream are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts.

UNDERWRITING

Under the terms and subject to the conditions set forth in an underwriting agreement dated the date hereof, the underwriters named below have severally agreed to purchase, and we have agreed to sell to them, severally, the respective principal amounts of new notes set forth opposite their names below:

Underwriters	Principal Amount of New Notes
J.P. Morgan Securities LLC	$91,667,000
Mizuho Securities USA Inc.	91,667,000
Wells Fargo Securities, LLC	91,666,000

Total	$275,000,000

The underwriting agreement provides that the obligation of the several underwriters to pay for and accept delivery of the new notes is subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are committed to purchase all of the new notes if any are purchased.

The underwriters propose to offer the new notes initially to the public at the public offering price shown on the cover page hereof and to selling group members at that price less a selling concession of 0.300% of the principal amount of the new notes. The underwriters and selling group members may reallow a discount of 0.125% of the principal amount of the new notes on sales to other dealers. After the initial offering of the new notes, the underwriters may change the offering price and other selling terms.

We estimate that our expenses for this offering (excluding the underwriting discount) will be approximately $1,000,000.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

The notes are not listed and we do not intend to apply for listing on a securities exchange. Certain of the underwriters currently make a secondary market in the existing notes and the underwriters have advised us that they currently intend to continue to make a secondary market in the notes, as permitted by applicable laws and regulations. The underwriters are not obligated, however, to continue to make a market in the notes and any such secondary market making may be discontinued at any time without notice at the sole discretion of the underwriters. Accordingly, no assurance can be given as to the liquidity of, or trading market for, the notes.

In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may overallot in connection with the offering of the notes, creating a syndicate short position. In addition, the underwriters may bid for and purchase notes in the open market to cover syndicate short positions or to stabilize the price of the notes. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the notes in the offering of the notes, if the syndicate repurchases previously distributed notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the notes above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time without notice.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.

Certain of the underwriters and/or their affiliates have performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses. The underwriters and their respective affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve our securities and/or instruments. Certain of the underwriters and/or their affiliates that have a lending relationship with us routinely hedge, and certain other of the underwriters or their affiliates that have a lending relationship with us may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters or their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

In particular, certain of the underwriters or their affiliates are agents and/or lenders under our or our subsidiaries’ credit facilities. In each case, we pay customary fees as compensation for these roles.

We expect that delivery of the notes will be made to investors on or about February 11, 2016, which will be the fifth business day following the date of this prospectus supplement (such settlement being referred to as “T+5”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the delivery of the notes hereunder will be required, by virtue of the fact that the notes initially settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their advisors.

Selling Restrictions

Any underwriter that is not a broker-dealer registered with the SEC will make sales of the notes in the United States only through one or more SEC-registered broker-dealers in compliance with applicable securities laws and the rules of the Financial Industry Regulatory Authority, Inc., or FINRA.

European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “relevant member state”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (“the relevant implementation date”) it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus supplement to the public in that relevant member state other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the joint book-running managers for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require a prospectus to be published pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes” in relation to any notes in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that member state by any measure implementing the Prospectus Directive in that member state, the expression “Prospectus Directive” means European Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state), and includes any relevant implementing measure in the relevant member state and the expression “2010 PD Amending Directive” means European Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

•

it has communicated or caused to be communicated and will communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of the United Kingdom’s Financial Services and Markets Act 2000, or the FSMA, of the United Kingdom) received by it in connection with the issue or sale of the notes only in circumstances in which Section 21(1) of the FSMA does not apply to us; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K/A for the year ended December 31, 2014, filed on February 27, 2015, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Prospectus

PRAXAIR, INC.

Common Stock

Preferred Stock

and

Debt Securities

We may offer, from time to time, in one or more series:

•	shares of our common stock;

•	shares of our preferred stock;

•	unsecured senior debt securities; and

•	unsecured subordinated debt securities.

The securities:

•	will be offered at prices and on terms to be set forth in one or more prospectus supplements;

•	may be denominated in U.S. dollars or in other currencies or currency units;

•	may be offered separately or together with other securities as units, or in separate series;

•	may be issued upon conversion of, or in exchange for, other securities; and

•	may be listed on a national securities exchange, if specified in the applicable prospectus supplement.

Our common stock is listed on the New York Stock Exchange under the symbol “PX”.

Investing in these securities involves risk. See “Risk Factors” on page 2 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities may be sold from time to time directly, through agents or through underwriters and/or dealers. If any agent of the issuer or any underwriter is involved in the sale of the securities, the name of such agent or underwriter and any applicable commission or discount will be set forth in the accompanying prospectus supplement.

This prospectus may not be used unless accompanied by a prospectus supplement.

The date of this prospectus is May 12, 2015.

Prospectus

-i-

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement filed with the United States Securities and Exchange Commission, or the SEC, by us. By using a shelf registration statement, we may sell an unlimited aggregate principal amount of any combination of the securities described in this prospectus from time to time and in one or more offerings. This prospectus only provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the terms of the securities. The prospectus supplement may also add, update or change information contained in this prospectus. Before purchasing any securities, you should carefully read both this prospectus and any prospectus supplement, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of the securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

References to “we,” “us,” “our,” the “Company” and “Praxair” are to Praxair, Inc. and its subsidiaries unless the context requires otherwise.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus (including the documents incorporated herein by reference) contains and any prospectus supplement (including the documents incorporated therein by reference) will contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s reasonable expectations and assumptions as of the date the statements are made but involve risks and uncertainties. These risks and uncertainties include, without limitation: the performance of stock markets generally; developments in worldwide and national economies and other international events and circumstances; changes in foreign currencies and in interest rates; the cost and availability of electric power, natural gas and other raw materials; the ability to achieve price increases to offset cost increases; catastrophic events including natural disasters, epidemics and acts of war and terrorism; the ability to attract, hire, and retain qualified personnel; the impact of changes in financial accounting standards; the impact of changes in pension plan liabilities; the impact of tax, environmental, healthcare and other legislation and government regulation in jurisdictions in which the Company operates; the cost and outcomes of investigations, litigation and regulatory proceedings; continued timely development and market acceptance of new products and applications; the impact of competitive products and pricing; future financial and operating performance of major customers and industries served; the impact of information technology system failures, network disruptions and breaches in data security; and the effectiveness and speed of integrating new acquisitions into the business. These risks and uncertainties may cause actual future results or circumstances to differ materially from the projections or estimates contained in the forward-looking statements. The Company assumes no obligation to update or provide revisions to any forward-looking statement in response to changing circumstances. The above listed risks and uncertainties are further described in Item 1A (Risk Factors) in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 filed with the SEC, which should be reviewed carefully. Please consider the Company’s forward-looking statements in light of those risks. The Company is under no duty and does not intend to update any of the forward-looking statements after the date of this prospectus or to conform our prior statements to actual results.

THE COMPANY

Praxair was founded in 1907 and became an independent publicly traded company in 1992. Praxair was the first company in the United States to produce oxygen from air using a cryogenic process and continues to be a major technological innovator in the industrial gases industry.

Praxair is the largest industrial gas supplier in North and South America, is rapidly growing in Asia, and has strong, well-established businesses in Europe. Praxair’s primary products in its industrial gases business are atmospheric gases (oxygen, nitrogen, argon, rare gases) and process gases (carbon dioxide, helium, hydrogen, electronic gases, specialty gases, acetylene). The Company also designs, engineers and builds equipment that produces industrial gases primarily for internal use. The Company’s surface technologies segment, operated through Praxair Surface Technologies, Inc., supplies wear-resistant and high-temperature corrosion-resistant metallic and ceramic coatings and powders. Praxair’s sales were $12,273 million, $11,925 million, and $11,224 million for 2014, 2013, and 2012, respectively. For the three-month periods ended March 31, 2015 and 2014, sales for the Company were $2,757 million and $3,026 million, respectively.

Praxair serves a diverse group of industries including healthcare, petroleum refining, computer-chip manufacturing, beverage carbonation, fiber-optics, steel making, aerospace, chemicals and water treatment. In 2014, 94% of sales were generated in four geographic segments (North America, Europe, South America and Asia) primarily from the sale of industrial gases with the balance generated from the surface technologies segment. Praxair provides a competitive advantage to its customers by continuously developing new products and applications, which allow them to improve their productivity, energy efficiency and environmental performance.

The Company’s principal offices are located at 39 Old Ridgebury Road in Danbury, Connecticut 06810-5113 and our telephone number is (203)  837-2000.

RISK FACTORS

Our business is subject to risks and uncertainties. Such risks and uncertainties are further described in Item 1(A) (Risk Factors) in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 filed with the SEC as updated by our other SEC filings filed after such Quarterly Report, which should be reviewed carefully. It is possible that our business, financial condition, liquidity or results of operations could be materially adversely affected by any of these risks.

USE OF PROCEEDS

Except as otherwise described in the applicable prospectus supplement, we will use the net proceeds from the sale or sales of our securities for general corporate purposes, which may include, without limitation, the repayment of outstanding indebtedness, repurchases of our common stock, working capital increases, capital expenditures and acquisitions. Prior to their application, the proceeds may be invested in short-term investments. Reference is made to our financial statements incorporated by reference herein for a description of the terms of our outstanding indebtedness.

DESCRIPTION OF CAPITAL STOCK

Authorized Capital Stock

Under our amended and restated certificate of incorporation (“certificate of incorporation”), the total number of shares of all classes of stock that the Company has authority to issue is 825,000,000, of which 25,000,000 may be shares of preferred stock, par value $.01 per share, and 800,000,000 may be shares of common stock, par value $.01 per share. As of March 31, 2015, 383,230,625 shares of our common stock were issued (of which 288,310,190 shares were outstanding and 94,920,435 shares were held in treasury).

Common Stock

Holders of the Company’s common stock are entitled to receive ratably dividends, if any, subject to the prior rights of holders of outstanding shares of preferred stock, as are declared by the board of directors of the Company out of the funds legally available for the payment of dividends. Except as otherwise provided by law, each holder of common stock is entitled to one vote per share of common stock on each matter submitted to a vote of a meeting of stockholders. The common stock does not have cumulative voting rights in the election of directors.

In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, after all liabilities and liquidation preference, if any, of preferred stock have been paid in full, the holders of the Company’s common stock are entitled to receive any remaining assets of the Company.

The Company’s common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock.

The Company is authorized to issue additional shares of common stock without further stockholder approval (except as may be required by applicable law or stock exchange regulations). With respect to the issuance of common shares of any additional series, the board of directors of the Company is authorized to determine, without any further action by the holders of the Company’s common stock, the dividend rights, dividend rate, conversion rights, voting rights and rights and terms of redemption, as well as the number of shares constituting such series and the designation thereof. Should the board of directors of the Company elect to exercise its authority, the rights and privileges of holders of the Company’s common stock could be made subject to rights and privileges of any such other series of common stock. The Company has no present plans to issue any common stock of a series other than the Company’s common stock currently issued and outstanding.

The transfer agent and registrar for our common stock is Wells Fargo Shareowner Services, P.O. Box 64856, St. Paul, Minnesota, 55164-0856.

Preferred Stock

The Company’s board of directors may issue up to 25,000,000 shares of preferred stock in one or more series and, subject to the Delaware corporation law, may:

•	fix the rights, preferences, privileges and restrictions of the preferred stock;

•	fix the number of shares and designation of any series of preferred stock; and

•	increase or decrease the number of shares of any series of preferred stock but not below the number of outstanding shares.

The Company’s board of directors has the power to issue our preferred stock with voting and conversion rights that could negatively affect the voting power or other rights of our common stockholders, and the board of directors could take that action without stockholder approval.

At March 31, 2015, no shares of our preferred stock were outstanding.

If the Company offers any series of preferred stock, whether separately, or together with, or upon the conversion of, or in exchange for, other securities, certain terms of that series of preferred stock will be described in the applicable prospectus supplement, including, without limitation, the following:

•	the designation;

•	the number of authorized shares of the series in question;

•	voting rights, if any;

•	the dividend rate, period and/or payment dates or method of calculation;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights upon the liquidation, dissolution or winding up of the Company’s affairs;

•

any limitations on the issuance of any class or series of preferred stock ranking senior to or on parity with the class or series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

•	the terms and conditions, if any, upon which the preferred stock will be convertible into or exchangeable for other securities;

•	any redemption provisions;

•	any sinking fund provisions; and

•	any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

No Preemptive Rights

No holder of any stock of any class of the Company has any preemptive right to subscribe for any securities of any kind or class.

Anti-Takeover Effects of Certain Provisions in our Certificate of Incorporation and By-Laws

Our certificate of incorporation and our amended and restated by-laws (“by-laws”) contain certain provisions that may have the effect of delaying, deferring, discouraging, or preventing a change in control of us, the removal of our existing board of directors, or an offer by a potential acquirer to our stockholders. These provisions include the following:

•

All vacancies on the board of directors, including newly created directorships, may, except as otherwise required by law, be filled by the vote of a majority of our directors then in office. Our board may increase or decrease the number of directors on the board (but not to a number fewer than three).

•	Our board of directors may alter, amend, or repeal our by-laws or approve new by-laws without further stockholder approval.

•

Our board of directors is authorized to issue one or more series of preferred or common stock. Our board has discretion, subject to Delaware corporation law, to choose certain characteristics of any preferred stock, including voting and conversion rights and other rights, preferences or privileges that could have the effect of impeding the success of any attempt to change control of us.

•

Our certificate of incorporation provides that in determining whether to take or to refrain from taking corporate action on any matter, in addition to any other considerations that the board may take into account, our board may take into account the long-term as well as the short-term interests of the Company and its stockholders (including the possibility that these interests may be best served by the continued independence of the Company), customers, employees and other constituencies of the Company, including the effect upon communities in which the Company does business.

•

Special meetings of stockholders may be called only (1) by a majority of our board or (2) by the secretary of the Company upon a request (which shall satisfy the requirements set forth in our by-laws) of holders of at least 25% of the voting power of our outstanding common stock that have owned such shares continuously for a period of at least one year.

•

In order for any matter to be properly brought by a stockholder before a stockholder meeting (including to nominate a candidate for election as a director), the stockholder must comply with advance notice requirements and provide us with certain information. Our certificate of incorporation sets forth requirements as to the form and content of such a stockholder’s notice.

•

A “Business Transaction” with, or proposed by or on behalf of, an “Interested Person” or any affiliate of an Interested Person must be approved by holders of at least two-thirds of our outstanding voting stock, excluding any voting stock beneficially owned by such Interested Person. Such approval would not be required (and only any approval otherwise required by our certificate of incorporation, by-laws, applicable law or agreement with any national securities exchange would be required) if (1) the Business Transaction is approved by a majority of our board prior to such person first becoming an Interested Person or (2) prior to such Interested Person first becoming an Interested Person, a majority of our board approved such person becoming an Interested Person and subsequently a majority of our Independent Directors approved the Business Transaction.

“Business Transaction” is defined in our certificate of incorporation to include (1) any merger or consolidation of the Company or any of its subsidiaries with an Interested Person or an affiliate of an Interested Person, (2) other than proportionately as a stockholder of the Company (a) a sale or other transfer to an Interested Person of assets of the Company having an aggregate market value of at least 10% of the aggregate market value of the outstanding stock of the Company or (b) the receipt by an Interested Person of any benefit, directly or indirectly, of any loan, tax benefit or other transfer or, subject to certain limited exceptions, other financial benefit, (3) any issuance of stock of the Company to an Interested Person, subject to certain limited exceptions, or (4) subject to certain exceptions, any transaction involving the Company that has the effect, directly or indirectly, of increasing the proportionate share of stock, or securities convertible into stock, owned by the Interested Person or increasing the voting power of an Interested Person.

“Interested Person” is defined in our certificate of incorporation as a person who (1) is the beneficial owner of voting stock of the Company representing at least 10% of the outstanding voting stock of the Company, (2) has publicly stated its intention to become such 10% beneficial owner and has not abandoned such intent or (3) is an affiliate of the Company and, within the two year period prior to the time of determination, was a 10% beneficial owner.

“Independent Directors” is defined in our certificate of incorporation as directors who are not affiliated or associated with an Interested Person and who were members of our board prior to any person becoming an Interested Person or were recommended for election or elected to succeed such directors by a majority of the Independent Directors.

•

Any proposal by or on behalf of an Interested Person or a director who is not an Independent Director to (1) amend the provisions of our certificate of incorporation related to Interested Persons, limited liability or indemnification must be approved by holders of our voting stock that would be required to approve a Business Transaction with an Interested Person or (2) remove a director shall require the approval of holders of a majority of our outstanding voting stock, excluding voting stock beneficially owned by the Interested Person.

•	Holders of our common stock will not be able to act by written consent, but must act at a meeting of stockholders.

DESCRIPTION OF DEBT SECURITIES

Senior Debt Securities may be issued either separately, or together with, or upon the conversion of, or in exchange for, other securities, from time to time in one or more series, under an Indenture dated July 15, 1992 (the “Senior Indenture”) between the Company and U.S. Bank National Association, as trustee (the “Senior Trustee”), which is an exhibit to the Registration Statement of which this prospectus is a part.

Subordinated Debt Securities may be issued either separately, or together with, or upon the conversion of, or in exchange for, other securities, from time to time in series under an indenture (the “Subordinated Indenture”) between the Company and a trustee to be identified in the related prospectus supplement (the “Subordinated Trustee”). The Subordinated Indenture is an exhibit to the Registration Statement of which this prospectus is a part. The Senior Indenture and the Subordinated Indenture are sometimes referred to collectively as the “Indentures,” and the Senior Trustee and the Subordinated Trustee are sometimes referred to collectively as the “Debt Trustees.” The following statements under this caption are summaries of certain provisions contained or, in the case of the Subordinated Indenture, to be contained in the Indentures, do not purport to be complete and are qualified in their entirety by reference to the Indentures, including the definitions therein of certain terms. Capitalized terms used herein and not defined shall have the meanings assigned to them in the related Indenture. The particular terms of the Debt Securities and any variations from such general provisions applicable to any series of Debt Securities will be set forth in the prospectus supplement applicable to such series.

The Debt Securities will be obligations exclusively of Praxair, Inc. Our subsidiaries have no obligation to pay any amounts due on the Debt Securities or, subject to existing or future contractual obligations between us and our subsidiaries, to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. Our right to receive any assets of any of our subsidiaries upon liquidation or reorganization, and, as a result, the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors and preferred stockholders, if any.

At March 31, 2015, $7,425 million aggregate principal amount of dollar-denominated Senior Debt Securities plus €1,100 million aggregate principal amount of euro-denominated Senior Debt Securities (equivalent to $1,181 million at March 31, 2015) were outstanding under the Senior Indenture, and there were no Subordinated Debt Securities outstanding under the Subordinated Indenture.

General

Each Indenture provides or, in the case of the Subordinated Indenture, will provide for the issuance of Debt Securities in one or more series with the same or various maturities. Neither Indenture will limit the amount of Debt Securities that can be issued thereunder, and each provides that the Debt Securities may be issued in series up to the aggregate principal amount which may be authorized from time to time by the Company. Unless otherwise provided, a series may be reopened for issuance of additional debt securities of such series. The Debt Securities will be unsecured.

Reference is made to the prospectus supplement for the following terms, if applicable, of the Debt Securities offered thereby:

(1) the designation, aggregate principal amount, currency or composite currency and denominations;

(2) the price at which such Debt Securities will be issued and, if an index formula or other method is used, the method for determining amounts of principal or interest;

(3) the maturity date and other dates, if any, on which principal will be payable;

(4) the interest rate (which may be fixed or variable), if any;

(5) the date or dates from which interest will accrue and on which interest will be payable, and the record dates for the payment of interest;

(6) the manner of paying principal or interest;

(7) the place or places where principal and interest will be payable;

(8) the terms of any mandatory or optional redemption by the Company;

(9) the terms, if any, upon which the debt securities may be convertible into or exchangeable for other securities;

(10) the terms of any redemption at the option of holders;

(11) whether such Debt Securities are to be issuable as registered Debt Securities, bearer Debt Securities, or both, and whether and upon what terms any registered Debt Securities may be exchanged for bearer Debt Securities and vice versa;

(12) whether such Debt Securities are to be represented in whole or in part by a Debt Security in global form and, if so, the identity of the depositary for any global Debt Security;

(13) any tax indemnity provisions;

(14) if the Debt Securities provide that payments of principal or interest may be made in a currency other than that in which Debt Securities are denominated, the manner for determining such payments;

(15) the portion of principal payable upon acceleration of a Discounted Debt Security (as defined below);

(16) whether and upon what terms Debt Securities may be defeased;

(17) any events of default or restrictive covenants in addition to or in lieu of those set forth in the applicable Indenture;

(18) provisions for electronic issuance of Debt Securities or for Debt Securities in uncertificated form; and

(19) any additional provisions or other special terms not inconsistent with the provisions of the applicable Indenture, including any terms that may be required or advisable under United States or other applicable laws or regulations, or advisable in connection with the marketing of the Debt Securities.

If the principal of, premium, if any, or interest on Debt Securities of any series are payable in a foreign or composite currency, any material risks relating to an investment in such Debt Securities will be described in the prospectus supplement relating to that series. If an index formula or other method is used for determining amounts of principal or interest, the prospectus supplement relating to the indexed securities will also describe any additional tax consequences or other special considerations applicable to this type of debt securities.

Debt Securities of any series may be issued as registered Debt Securities, bearer Debt Securities or uncertificated Debt securities, as specified in the terms of the series. Unless otherwise indicated in the applicable prospectus supplement, registered Debt Securities will be issued in denominations of $1,000 and whole multiples thereof and bearer Debt Securities will be issued in denominations of $5,000 and whole multiples thereof. The Debt Securities of a series may be issued in whole or in part in the form of one or more global Debt Securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement relating to the series. Unless otherwise indicated in the prospectus supplement relating to a series, the terms of the depositary arrangement with respect to any Debt Securities of a series specified in the prospectus supplement as being represented by global Debt Securities will be as set forth below under “Global Debt Securities.”

Registration of transfer of registered Debt Securities may be requested upon surrender thereof at any agency of the Company maintained for that purpose and upon fulfillment of all other requirements of the agent. Bearer Debt Securities and the coupons related thereto will be transferable by delivery.

Debt Securities may be issued under the applicable Indenture as Discounted Debt Securities to be offered and sold at a discount from the principal amount thereof. Any special United States federal income tax and other considerations applicable thereto will be described in the applicable prospectus supplement relating to such Discounted Debt Securities. “Discounted Debt Security” means a Debt Security where the amount of principal due upon acceleration is less than the stated principal amount.

We may issue debt securities other than debt securities described in this prospectus. There is no requirement that any other debt securities that we issue be issued under the Indentures. Thus, any other debt securities that we issue may be issued under other indentures or documentation, containing provisions different from those included in the Indentures or applicable to one or more issues of debt securities described in this prospectus.

Bearer Securities

Any bearer Debt Securities issued by us may be subject to certain restrictions as provided in applicable United States Treasury regulations. If there is a change in the relevant provisions or interpretation of United States laws, the restrictions will not apply to a series if the Company determines that such provisions no longer apply to the series or that failure to so comply would not have an adverse tax effect on the Company or on holders or cause the series to be treated as “registration-required” obligations under United States law.

For purposes of this prospectus, unless otherwise indicated, “United States” means the United States of America (including the States and the District of Columbia), its territories and possessions and all other areas subject to its jurisdiction. “United States person” means a citizen or resident of the United States, any corporation, partnership or other entity created or organized in or under the laws of the United States, any State or the District of Columbia, or any estate or trust the income of which is subject to United States federal income taxation regardless of its source. Any special United States federal income tax considerations applicable to bearer Debt Securities will be described in the prospectus supplement relating thereto.

To the extent set forth in the applicable prospectus supplement, except in special circumstances set forth in the applicable Indenture, principal and interest on bearer Debt Securities will be payable only upon surrender of bearer Debt Securities and coupons at a paying agency of the Company located outside of the United States. During any period thereafter for which it is necessary in order to conform to United States tax law or regulations, the Company will maintain a paying agent outside the United States to which the bearer Debt Securities and coupons may be presented for payment and will provide the necessary funds therefor to the paying agent upon reasonable notice.

Exchange of Securities

Registered Debt Securities may be exchanged for an equal aggregate principal amount of registered Debt Securities of the same series and date of maturity in such authorized denominations as may be requested upon surrender of the registered Debt Securities at an agency of the Company maintained for such purpose and upon fulfillment of all other requirements of the agent.

To the extent permitted by the terms of a series of Debt Securities authorized to be issued in registered form and bearer form, bearer Debt Securities may be exchanged for an equal aggregate principal amount of registered or bearer Debt Securities of the same series and date of maturity in such authorized denominations as may be requested upon surrender of the bearer Debt Securities with all unpaid coupons relating thereto (except as may otherwise be provided in the Debt Securities) at an agency of the Company maintained for such purpose and upon fulfillment of all other requirements of the agent. As of the date of this prospectus, it is expected that the terms of a series of Debt Securities will not permit registered Debt Securities to be exchanged for bearer Debt Securities.

Ranking of Debt Securities

The Senior Debt Securities will be unsecured and will rank equal in right of payment with other unsecured and unsubordinated debt of the Company. The Senior Debt Securities will be effectively subordinated to any secured indebtedness of the Company to the extent of the value of the assets securing such indebtedness.

The obligations of the Company pursuant to any Subordinated Debt Securities will be subordinate in right of payment to all Senior Indebtedness of the Company. “Senior Indebtedness” of the Company is defined to mean the principal of (and premium, if any) and interest on (a) any and all indebtedness and obligations of the Company (including indebtedness of others guaranteed by the Company) other than the Subordinated Debt Securities, whether or not contingent and whether outstanding on the date of the Subordinated Indenture or thereafter created, incurred or assumed, which (i) are for money borrowed; (ii) are evidenced by any bond, note, debenture or similar instrument; (iii) represent the unpaid balance on the purchase price of any property, business, or asset of any kind; (iv) are obligations of the Company as lessee under any and all leases of property, equipment or other assets required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles; (v) are reimbursement obligations of the Company with respect to letters of credit; or (vi) are obligations of the Company with respect to interest rate swap obligations and foreign exchange agreements; and (b) any deferrals, amendments, renewals, extensions, modifications and refundings of any indebtedness or obligations of the types referred to above; provided that Senior Indebtedness shall not include (i) the Subordinated Debt Securities; (ii) any indebtedness or obligation of the Company which, by its express terms or the express terms of the instrument creating or evidencing it, is not superior in right of payment to the Subordinated Debt Securities; or (iii) any indebtedness or obligation incurred by the Company in connection with the purchase of assets, materials or services in the ordinary course of business and which constitutes a trade payable.

The Subordinated Indenture will not contain any limitation on the amount of Senior Indebtedness which may be hereafter incurred by the Company.

The Subordinated Indenture will provide that where notice of certain defaults in respect of Senior Indebtedness has been given to the Company, no payment with respect to the principal of or interest on the Subordinated Debt Securities will be made by the Company unless and until such default has been cured or waived. Upon any payment or distribution of the Company’s assets to creditors of the Company in a liquidation or dissolution of the Company, or in a reorganization, bankruptcy, insolvency, receivership or similar proceeding relating to the Company or its property, whether voluntary or involuntary, the holders of Senior Indebtedness will first be entitled to receive payment in full of all amounts due thereon before the holders of the Subordinated Debt Securities will be entitled to receive any payment upon the principal of or premium, if any, or interest on the Subordinated Debt Securities. By reason of such subordination, in the event of insolvency of the Company, holders of Senior Indebtedness of the Company may receive more, ratably, and holders of the Subordinated Debt Securities may receive less, ratably, than the other creditors of the Company. Such subordination will not prevent the occurrence of any event of default in respect of the Subordinated Debt Securities.

Certain Covenants

The Debt Securities will not be secured by any properties or assets and will represent unsecured debt of the Company. The Senior Debt Securities will be effectively subordinated to any secured indebtedness of the Company to the extent of the value of the assets securing such indebtedness. Therefore the Senior Indenture contains limitations on our ability to incur liens on certain properties to secure debt or to engage in sale-leaseback transactions with respect to certain properties and our restricted subsidiaries’ ability to incur debt. However, such limitations are subject to significant qualifications and exceptions. The limitations on liens and sale-leaseback transactions apply only to certain material manufacturing facilities in the United States and the stock of U.S. subsidiaries that own such properties. There can be no assurance that a facility subject to the limitations at any time will continue to be subject to those limitations at a later time.

The limited covenants in the Senior Indenture do not limit, and in the Subordinated Indenture (if entered into) will not limit, the Company’s ability to incur unsecured debt, to make dividends or other distributions or repurchase shares or make investments. Furthermore, neither the Senior Indenture nor the Subordinated Indenture will provide protections in the event of a change in control. The Indentures will not limit our ability to engage in many types of transactions, such as acquisitions, mergers, refinancings or recapitalizations that could substantially affect our ownership, capital structure and the value of the Debt Securities.

The Senior Indenture contains, among others, the covenants summarized below, which will be applicable (unless waived or amended) so long as any of the Senior Debt Securities are outstanding, unless otherwise stated in the applicable prospectus supplement.

Definitions

“Attributable Debt” for a lease means, as of the date of determination, the present value of net rent for the remaining term of the lease. Rent shall be discounted to present value at a discount rate that is compounded semi-annually. The discount rate shall be 10% per annum or, if the Company elects, the discount rate shall be equal to the weighted average Yield to Maturity of the Senior Debt Securities under the Senior Indenture. Such average shall be weighted by the principal amount of the Senior Debt Securities of each series or, in the case of Discounted Senior Debt Securities, the amount of principal that would be due as of the date of determination if payment of the Senior Debt Securities were accelerated on that date.

Rent is the lesser of (a) rent for the remaining term of the lease assuming it is not terminated or (b) rent from the date of determination until the first possible termination date plus the termination payment then due, if any. The remaining term of a lease includes any period for which the lease has been extended. Rent does not include (1) amounts due for maintenance, repairs, utilities, insurance, taxes, assessments and similar charges or (2) contingent rent, such as that based on sales. Rent may be reduced by the discounted present value of the rent that any sublessee must pay from the date of determination for all or part of the same property. If the net rent on a lease is not definitely determinable, the Company may estimate it in any reasonable manner.

“Consolidated Net Tangible Assets” means total assets less (a) total current liabilities (excluding short-term Debt and payments due within one year on long-term Debt) and (b) goodwill, as reflected in the Company’s most recent consolidated balance sheet preceding the date of a determination under clause (9) of the “Limitation on Liens” covenant of the Senior Indenture.

“Debt” means any debt for borrowed money or any guarantee of such a debt.

“Lien” means any mortgage, pledge, security interest or lien.

“Long-Term Debt” means Debt that by its terms matures on a date more than 12 months after the date it was created or Debt that the obligor may extend or renew without the obligee’s consent to a date more than 12 months after the date the Debt was created.

“Principal Property” means (1) any manufacturing facility, whether now or hereafter owned, located in the United States (excluding territories and possessions), except any such facility that in the opinion of the board of directors of the Company or any authorized committee of the board is not of material importance to the total business conducted by the Company and its consolidated Subsidiaries, and (2) any shares of stock of a Restricted Subsidiary.

At December 31, 2014, our Principal Properties were our production facilities in Northern Indiana (air separation/hydrogen/carbon dioxide), Houston, Texas (air separation) and Detroit, Michigan (air separation/hydrogen), and, to the extent owned by us, Gulf Coast (hydrogen/carbon monoxide) and Louisiana (hydrogen/carbon monoxide).

“Restricted Subsidiary” means a Wholly-Owned Subsidiary that has substantially all of its assets located in the United States (excluding territories or possessions) or Puerto Rico and owns a Principal Property.

“Sale-Leaseback Transaction” means an arrangement pursuant to which the Company or a Restricted Subsidiary now owns or hereafter acquires a Principal Property, transfers it to a person, and leases it back from the person.

“Subsidiary” means a corporation a majority of whose Voting Stock is owned by the Company or a Subsidiary.

“Voting Stock” means capital stock having voting power under ordinary circumstances to elect directors.

“Wholly-Owned Subsidiary” means a corporation all of whose Voting Stock is owned by the Company or a Wholly-Owned Subsidiary, the accounts of which are consolidated with those of the Company in its consolidated financial statements.

“Yield to Maturity” means the yield to maturity on a Security at the time of its issuance or at the most recent determination of interest on the Security.

Limitation on Liens

The Company will not, and will not permit any Restricted Subsidiary to, incur a Lien on Principal Property to secure a Debt unless:

(1) the Lien equally and ratably secures the Senior Debt Securities and the Debt. The Lien may equally and ratably secure the Senior Debt Securities and any other obligation of the Company or a Subsidiary. The Lien may not secure an obligation of the Company that is subordinated to the Senior Debt Securities;

(2) the Lien secures Debt incurred to finance all or some of the purchase price or the cost of construction or improvement of property of the Company or a Restricted Subsidiary. The Lien may not extend to any other Principal Property owned by the Company or a Restricted Subsidiary at the time the Lien is incurred. However, in the case of any construction or improvement, the Lien may extend to unimproved real property used for the construction or improvement. The Debt secured by the Lien may not be incurred more than one year after the later of the (a) acquisition, (b) completion of construction or improvement or (c) commencement of full operation, of the property subject to the Lien;

(3) the Lien is on property of a corporation at the time the corporation merges into or consolidates with the Company or a Restricted Subsidiary;

(4) the Lien is on property at the time the Company or a Restricted Subsidiary acquires the property;

(5) the Lien is on property of a corporation at the time the corporation becomes a Restricted Subsidiary;

(6) the Lien secures Debt of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary;

(7) the Lien is in favor of a government or governmental entity and secures (a) payments pursuant to a contract or statute or (b) Debt incurred to finance all or some of the purchase price or cost of construction or improvement of the property subject to the Lien;

(8) the Lien extends, renews or replaces in whole or in part a Lien (“existing Lien”) permitted by any of clauses (1) through (7). The Lien may not extend beyond (a) the property subject to the existing Lien and (b) improvements and construction on such property. However, the Lien may extend to property that at the time is not a Principal Property. The Debt secured by the Lien may not exceed the Debt secured at the time by the existing Lien unless the existing Lien or a predecessor Lien was incurred under clause (1) or (6); or

(9) the Debt plus all other Debt secured by Liens on Principal Property at the time does not exceed 10% of Consolidated Net Tangible Assets. However, the following Debt shall be excluded from all other Debt in the determination: (a) Debt secured by a Lien permitted by any of clauses (1) through (8) and (b) Debt secured by a Lien incurred prior to the date of the Senior Indenture that would have been permitted by any of those clauses if the Senior Indenture had been in effect at the time the Lien was incurred. Attributable Debt for any lease permitted by clause (4) of the “Limitation on Sale and Leaseback” covenant of the Senior Indenture must be included in the determination and treated as Debt secured by a Lien on Principal Property not otherwise permitted by any of clauses (1) through (8).

In general, clause (9) above, sometimes called a “basket” clause, permits Liens to be incurred that are not permitted by any of the exceptions enumerated in clauses (1) through (8) above if the Debt secured by all such additional Liens does not exceed 10% of Consolidated Net Tangible Assets at the time.

At March 31, 2015, Consolidated Net Tangible Assets were approximately $14,403 million. At that date, additional Liens securing Debt equal to 10% of that amount could have been incurred under clause (9).

Limitation on Sale-Leaseback Transactions

The Company will not, and will not permit any Restricted Subsidiary to, enter into a Sale-Leaseback Transaction unless:

(1) the lease has a term of three years or less;

(2) the lease is between the Company and a Restricted Subsidiary or between Restricted Subsidiaries;

(3) the Company or a Restricted Subsidiary under clauses (2) through (8) of the “Limitation on Liens” covenant could create a Lien on the property to secure Debt at least equal in amount to the Attributable Debt for the lease;

(4) the Company or a Restricted Subsidiary under clause (9) of the “Limitation on Liens” covenant could create a Lien on the property to secure Debt at least equal in amount to the Attributable Debt for the lease; or

(5) the Company or a Restricted Subsidiary within 180 days of the effective date of the lease retires Long-Term Debt of the Company or a Restricted Subsidiary at least equal in amount to the Attributable Debt for the lease. A Debt is retired when it is paid or cancelled. However, the Company or a Restricted Subsidiary may not receive credit for retirement of: Debt of the Company that is subordinated to the Senior Debt Securities; or Debt, if paid in cash, that is owned by the Company or a Restricted Subsidiary.

In clauses (3) and (4) above, Sale-Leaseback Transactions and Liens are treated as equivalents. Thus, if the Company or a Restricted Subsidiary could create a Lien on a property, it may enter into a Sale-Leaseback Transaction to the same extent.

Limitation on Debt of Restricted Subsidiaries

The Company will not permit any Restricted Subsidiary to incur any Debt unless:

(1) such Restricted Subsidiary could create Debt secured by Liens in accordance with the “Limitation on Liens” covenant in an amount equal to such Debt, without equally and ratably securing the Senior Debt Securities;

(2) the Debt is owed to the Company or another Restricted Subsidiary;

(3) the Debt is Debt of a corporation at the time the corporation becomes a Restricted Subsidiary;

(4) the Debt is Debt of a corporation at the time the corporation merges into or consolidates with a Restricted Subsidiary or at the time of a sale, lease or other disposition of its properties as an entirety or substantially as an entirety to a Restricted Subsidiary;

(5) the Debt is incurred to finance all or some of the purchase price or the cost of construction or improvement of property of the Restricted Subsidiary. The Debt may not be incurred more than one year after the later of the (a) acquisition, (b) completion of construction or improvement or (c) commencement of full operation, of the property;

(6) the Debt is incurred for the purpose of extending, renewing or replacing in whole or in part Debt permitted by any of clauses (1) through (5); or

(7) the Debt plus all other Debt of Restricted Subsidiaries at the time does not exceed 10% of Consolidated Net Tangible Assets. However, the following Debt shall be excluded from all other Debt in the determination: (a) Debt permitted by any of clauses (1) through (6) and (b) Debt incurred prior to the date of the Senior Indenture that would have been permitted by any of those clauses if the Senior Indenture had been in effect at the time the Debt was incurred.

Successor Obligor

The Indentures provide or, in the case of the Subordinated Indenture, will provide that the Company will not consolidate with or merge into, or transfer all or substantially all of its assets to, any person, unless (1) the person is organized under the laws of the United States or a State thereof; (2) the person assumes by supplemental indenture all the obligations of the Company under the applicable Indenture, the Debt Securities issued under such Indenture and any coupons pertaining thereto; (3) immediately after the transaction no default exists; and (4) if, as a result of the transaction, a Principal Property would become subject to a Lien not permitted by the “Limitation on Liens” covenant of the Senior Indenture, the Company or such person secures the Senior Debt Securities equally and ratably with or prior to all obligations secured by the Lien.

The successor will be substituted for the Company, and thereafter all obligations of the Company under the applicable Indenture, the Debt Securities issued under such Indenture and any coupons shall terminate.

Defaults and Remedies

An “event of default” with respect to any series of Debt Securities will occur if:

(1) the Company defaults in any payment of interest on any Debt Securities of the series when the same becomes due and payable and the default continues for a period of 10 days;

(2) the Company defaults in the payment of the principal of any Debt Securities of the series when the same becomes due and payable at maturity or upon redemption, acceleration or otherwise;

(3) the Company defaults in the performance of any of its other agreements applicable to the series and the default continues for 90 days after the notice specified below;

(4) the Company pursuant to or within the meaning of any Bankruptcy Law:

•	commences a voluntary case,

•	consents to the entry of an order for relief against it in an involuntary case,

•	consents to the appointment of a custodian for it or for all or substantially all of its property, or

•	makes a general assignment for the benefit of its creditors;

(5) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

•	is for relief against the Company in an involuntary case,

•	appoints a custodian for the Company or for all or substantially all of its property, or

•	orders the liquidation of the Company;

and the order or decree remains unstayed and in effect for 60 days; or

(6) any other event of default provided for in the series.

The term “Bankruptcy Law” means Title 11, U.S. Code or any similar Federal or State law for the relief of debtors. The term “custodian” means any receiver, trustee, assignee, liquidator or a similar official under any Bankruptcy Law.

A default under clause (3) is not an event of default with respect to any series of Debt Securities until the applicable Debt Trustee or the holders of at least 25% in principal amount of such series give notice in accordance with the applicable Indenture to the Company (and the applicable Debt Trustee if notice is given by the holders) of the default and the Company does not cure the default within the time specified after receipt of the notice.

If an event of default occurs and is continuing on a series, the applicable Debt Trustee by notice to the Company, or the holders of at least 25% in principal amount of the series by notice to the Company and the applicable Debt Trustee, may declare the principal of and accrued interest on all the Debt Securities of the series to be due and payable immediately. Discounted Debt Securities may provide that the amount of principal due upon acceleration is less than the stated principal amount. In the case of a Debt Security that is issued to investors at a price of less than the stated principal amount, the amount due upon acceleration may be reduced by the portion of the stated principal amount that is determined to constitute unearned interest.

The holders of a majority in principal amount of the series by notice to the applicable Debt Trustee may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing events of default on the series have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration.

If an event of default occurs and is continuing on a series, the applicable Debt Trustee may pursue any available remedy to collect principal or interest then due on the series, to enforce the performance of any provision applicable to the series, or otherwise to protect the rights of the applicable Debt Trustee and holders of the series.

If a default occurs and is continuing on a series and if it is known to the applicable Debt Trustee, such Debt Trustee shall mail a notice of the default within 90 days after it occurs to holders of registered Debt Securities of the series. Except in the case of a default in payment on a series, the applicable Debt Trustee may withhold the notice if and so long as a committee of its trust officers in good faith determines that withholding the notice is in the interest of holders of the series. The applicable Debt Trustee shall withhold notice of a default described in clause (3) of the first paragraph of this “Defaults and Remedies” section until at least 90 days after it occurs.

Unless the resolution establishing the terms of a series otherwise provides, the holders of a majority in principal amount of a series by notice to the applicable Debt Trustee may waive an existing default on the series and its consequences except (1) a default in the payment of the principal of or interest on the series, or (2) a default in respect of a provision that under the applicable Indenture cannot be amended without the consent of each holder affected.

The holders of a majority in principal amount of a series may direct the time, method and place of conducting any proceeding for any remedy available to the applicable Debt Trustee, or of exercising any trust or power conferred on the applicable Debt Trustee, with respect to the series. However, the applicable Debt Trustee may refuse to follow any direction that conflicts with law or the applicable indenture.

A holder of a series may pursue a remedy with respect to the series only if:

(1) the holder gives to the applicable Debt Trustee notice of a continuing event of default on the series;

(2) the holders of at least 25% in principal amount of the series make a request to the applicable Debt Trustee to pursue the remedy;

(3) such holder or holders offer to the applicable Debt Trustee indemnity satisfactory to such Debt Trustee against any loss, liability or expense;

(4) the applicable Debt Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(5) during such 60-day period the holders of a majority in principal amount of the series do not give the applicable Debt Trustee a direction inconsistent with such request.

A holder may not use the applicable indenture to prejudice the rights of another holder or to obtain a preference or priority over another holder.

The Senior Indenture does not have and the Subordinated Indenture will not have cross-default provisions. Thus, a default by the Company or a Subsidiary on any other debt would not constitute an event of default.

Amendments and Waivers

Unless the resolution establishing the terms of a series otherwise provides, the applicable Indenture and the Debt Securities or any coupons of the series may be amended, and any default may be waived as follows: The Debt Securities and the applicable Indenture may be amended with the written consent of the holders of a majority in principal amount of the Debt Securities of all series affected voting as one class. A default on a series may be waived with the consent of the holders of a majority in principal amount of the Debt Securities of the series. However, without the consent of each holder affected, no amendment or waiver may

(1) reduce the amount of Debt Securities whose holders must consent to an amendment or waiver;

(2) reduce the interest on or change the time for payment of interest on any Debt Security;

(3) change the fixed maturity of any Debt Security;

(4) reduce the principal of any non-Discounted Debt Security or reduce the amount of principal of any Discounted Debt Security that would be due on acceleration thereof;

(5) change the currency in which principal or interest on a Debt Security is payable;

(6) waive any default in payment of interest on or principal of a Debt Security; or

(7) change certain provisions of the applicable Indenture regarding waiver of past defaults and amendments with the consent of holders other than to increase the principal amount of Debt Securities required to consent.

Without the consent of any holder, the applicable Indenture, the Debt Securities or any coupons may be amended

(1) to cure any ambiguity, omission, defect or inconsistency;

(2) to provide for assumption of Company obligations to holders in the event of a merger or consolidation requiring such assumption;

(3) to provide that specific provisions of the applicable Indenture not apply to a series of Debt Securities not previously issued;

(4) to create a series and establish its terms;

(5) to provide for a separate Debt Trustee for one or more series; or

(6) to make any other change that does not materially adversely affect the rights of any holder.

Legal Defeasance and Covenant Defeasance

Debt Securities of a series may be defeased in accordance with their terms and, unless the resolution establishing the terms of the series otherwise provides, as set forth below. The Company at any time may terminate as to a series all of its obligations (except for certain obligations with respect to the defeasance trust and obligations to register the transfer or exchange of a Debt Security, to replace destroyed, lost or stolen Debt Securities and coupons and to maintain agencies in respect of the Debt Securities) with respect to the Debt Securities of the series and any related coupons and the applicable Indenture (“legal defeasance”). The Company at any time may terminate as to a series its obligations with respect to the Debt Securities and coupons of the series under the covenants described under “Certain Covenants” (“covenant defeasance”).

The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, a series may not be accelerated because of an event of default. If the Company exercises its covenant defeasance option, a series may not be accelerated by reference to the covenants described under “Certain Covenants.”

To exercise either option as to a series, the Company must deposit in trust (the “defeasance trust”) with the applicable Debt Trustee money or U.S. Government Obligations for the payment of principal, premium, if any, and interest on the Debt Securities of the series to redemption or maturity and must comply with certain other conditions. In particular, the Company must obtain an opinion of tax counsel that the defeasance will not result in recognition for Federal income tax purposes of any gain or loss to holders of the series. “U.S. Government Obligations” are direct obligations of the United States of America which have the full faith and credit of the United States of America pledged for payment and which are not callable at the issuer’s option, or certificates representing an ownership interest in such obligations.

Global Debt Securities

Global Debt Securities may be issued in registered, bearer or uncertificated form and in either temporary or permanent form. If Debt Securities of a series are to be issued as global Debt Securities, one or more global Debt Securities will be issued in a denomination or aggregate denominations equal to the aggregate principal amount of outstanding Debt Securities of the series to be represented by such global Debt Security or Securities.

Ownership of beneficial interests in global Debt Securities will be limited to participants and to persons that have accounts with the depositary (“participants”) or persons that may hold interests through participants. Ownership interests in global Debt Securities will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the depositary or its nominee for such global Debt Securities (with respect to a participant’s interest) and records maintained by participants (with respect to interests of persons other than participants).

Unless otherwise indicated in a prospectus supplement, payment of principal of and any premium and interest on the book-entry Debt Securities represented by a global Debt Security will be made to the depositary or its nominee, as the case may be, as the sole registered owner and the sole holder of the book-entry Debt Securities represented thereby for all purposes under the applicable Indenture. Neither the Company or the applicable Debt Trustee, nor any agent of the Company or the applicable Debt Trustee, will have any responsibility or liability for any acts or omissions of the depositary for any records of the depositary relating to beneficial ownership interests in any global Debt Security for any transactions between a depositary and beneficial owners.

Upon receipt of any payment of principal of or any premium or interest on a global Debt Security, the depositary will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global Debt Security as shown on the records of the depositary. Payments by participants to owners of beneficial interests in global Debt Securities held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for customer accounts registered in “street name,” and will be the sole responsibility of such participants.

Unless and until the global security is exchanged in whole or in part for debt securities in definitive form, a global security may not be transferred except as a whole by the depository (or its nominee for such global security. If transferred in whole, the following types of transfer are allowed for global securities: (1) the depositary may transfer the global security to a nominee of that depository, (2) a nominee of the depository may transfer the global security to the depository or another nominee of that depository or (3) the depository or any nominee of that depository may transfer the global security to a successor depositary or a nominee of that successor depositary. In addition, if (1) the depositary notifies the Company in writing that The Depository Trust Company (“DTC”) is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (2) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Debt Securities in definitive form under the applicable Indenture, then, upon surrender by the relevant global Debt Security holder of its global Debt Security, Debt Securities in such form will be issued to each person that such global Debt Security holder and DTC identifies as being the beneficial owner of the related Debt Securities. Any global Debt Security that is exchangeable pursuant to the two preceding sentences shall be exchangeable for Registered Debt Securities issuable in denominations of $2,000 and whole multiples of $1,000 in excess thereof and registered in such names as the depositary holding such global Debt Security shall direct. Subject to the foregoing, the global Debt Security is not exchangeable, except for a global Debt Security of like denomination to be registered in the name of the depositary or its nominee.

So long as the depositary for global Debt Securities of a series, or its nominee, is the registered owner of such global Debt Securities, such depositary or such nominee, as the case may be, will be considered the sole holder of Debt Securities represented by such global Debt Securities for the purposes of receiving payment on such global Debt Securities, receiving notices and for all other purposes under the applicable Indenture and such global Debt Securities. Except as provided above, owners of beneficial interests in global Debt Securities of a series will not be entitled to receive physical delivery of Debt Securities of such series in definitive form and will not be considered the holders thereof for any purpose under the applicable Indenture. Accordingly, each person owning a beneficial interest in a global Debt Security must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the applicable Indenture. The depositary may grant proxies and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the applicable Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of holders or that an owner of a beneficial interest in such a global Debt Security desires to give or take any action which a holder is entitled to give or take under the applicable Indenture, the depositary would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Unless otherwise specified in a prospectus supplement relating to Debt Securities of a series to be issued as global Debt Securities, DTC will be the depositary. DTC has advised the Company that it is a limited-purpose trust company organized under the law of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered under the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (which may include the underwriters, dealers or agents with respect to the Debt Securities), banks, trust companies, clearing corporations, and certain other organizations some of whom (and/or their representatives) own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant either directly or indirectly.

Conversion and Exchange

The terms, if any, on which debt securities of any series are convertible into or exchangeable for our common stock, preferred stock, or other debt securities will be set forth in the applicable prospectus supplement and a supplemental indenture. Those terms may include provisions for conversion or exchange, whether mandatory, at the option of the holders or at our option.

Trustee

U.S. Bank National Association is Senior Trustee for Debt Securities issued under the Senior Indenture. The Subordinated Trustee for Debt Securities issued under the Subordinated Indenture will be identified in the related prospectus supplement. The Senior Trustee is one of several banks which provide credit and banking services to the Company.

PLAN OF DISTRIBUTION

The Company may sell the securities described in this prospectus in any of the following ways:

(1) through underwriters or dealers;

(2) directly to one or more purchasers;

(3) through agents; or

(4) through a combination of any such methods of sale.

We may distribute debt securities from time to time in one or more transactions at (1) a fixed price or prices, which may be changed, (2) at market prices prevailing at the time of sale, (3) at prices related to such market prices, or (4) at negotiated prices.

Any underwriter, dealer or agent may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933. The prospectus supplement with respect to the securities being offered thereby will set forth the terms of the offering of such securities, including the name or names of any underwriters or agents, the purchase price of such securities and the proceeds to the Company from such sale, any underwriting discounts, commissions and other items constituting underwriters’ compensation under the Securities Act of 1933, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such securities may be listed.

If underwriters are used in the sale of securities, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates (which may be represented by managing underwriters designated by the Company), or directly by one or more underwriters acting alone. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the securities offered thereby will be subject to certain customary conditions precedent, and the underwriters will be obligated to purchase all such securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

The securities may be sold directly by the Company or through agents designated by the Company from time to time. The prospectus supplement with respect to any securities sold in this manner will set forth the name of any agent involved in the offer or sale of the securities as well as any commissions payable by the Company to such agent. Unless otherwise indicated in the prospectus supplement, any such agent is acting on a best efforts basis for the period of its appointment.

If dealers are utilized in the sale of any securities, the Company will sell the securities to the dealers, as principals. Any dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. The name of any dealer and the terms of the transaction will be set forth in the prospectus supplement with respect to the securities being offered thereby.

If so indicated in the prospectus supplement, the Company will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase securities from the Company at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commission payable for the solicitation of such contracts.

We may authorize underwriters or other persons acting as our agents to solicit offers by institutions to purchase debt securities from us pursuant to contracts providing for payment and delivery on a future date. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases we must approve these institutions. The obligations of any purchaser under any of these contracts will be subject to the condition that the purchase of the debt securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and other agents will not have any responsibility in respect of the validity or performance of these contracts.

In connection with the offering of the securities, underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, the underwriters may overallot in connection with the offerings of the securities, creating a syndicate short position. In addition, underwriters may bid for, and purchase, securities in the open market to cover syndicate shorts or to stabilize the price of the securities. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the securities in the offering of the securities, if the syndicate repurchases previously distributed securities in syndicate covering transactions, syndicate transactions or otherwise. Any of these activities may stabilize or maintain the market prices of the securities above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time.

It has not been determined whether any securities will be listed on a securities exchange. Underwriters will not be obligated to make a market in any securities. The Company cannot predict the activity of trading in, or liquidity of, any securities.

Agents, underwriters and dealers may be entitled, under agreements entered into with the Company, to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act or to contribution with respect to payments which the agents, underwriters or dealers may be required to make in respect thereof. Agents, underwriters and dealers may be customers of, engage in transactions with, or perform services for the Company in the ordinary course of business.

In connection with the original issuance of debt securities issued as bearer securities, each underwriter, dealer and agent may be required to agree to restrictions in connection with the original issuance of such debt securities to meet the requirements set forth in applicable U.S. Treasury regulations. Any such restrictions will be described in the applicable prospectus supplement.

LEGAL MATTERS

Certain legal matters in connection with the securities will be passed upon for the Company by Cahill Gordon & Reindel LLP, New York, New York, and for the agents, underwriters and dealers by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K/A for the year ended December 31, 2014, filed on February 27, 2015, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC, and our common stock is listed on the New York Stock Exchange under the symbol “PX.” Our SEC filings are available to the public at the SEC’s Internet website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can call the SEC at 1-800-732-0330 for further information about the public reference rooms.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, with respect to the securities that may be offered. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto, parts of which are omitted in accordance with the rules and regulations of the SEC. For more information about us and the securities, you should see the registration statement and its exhibits and schedules. Any statement made in this prospectus concerning the provisions of documents is a summary and you should refer to the copy of that document filed as an exhibit to the registration statement with the SEC.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means we are assumed to have disclosed important information to you when we refer you to documents that are on file with the SEC. The information we have incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future documents we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the termination of the offering of the securities to which this prospectus relates, provided that information furnished and not filed by us under any item of any Current Report on Form 8-K including the related exhibits is not incorporated by reference.

•	Annual Report on Form 10-K/A for the fiscal year ended December 31, 2014 filed on February 27, 2015.

•	The information responsive to part III of Form 10-K/A for the fiscal year ended December 31, 2014 provided in our Proxy Statement on Schedule 14A dated March 17, 2015.

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2015.

•	Current Reports on Form 8-K filed on February 2, 2015, February 5, 2015 and May 4, 2015.

•

The description of the Company’s capital stock set forth under the caption “Item 11. Description of Registrant’s Securities to be Registered” in the Company’s Registration Statement on Form 10 dated March 10, 1992 as amended by the Company’s Form 8 dated May 22, 1992, Form 8 dated June 9, 1992 and Form 8 dated June 12, 1992 (to the extent not superseded by the information contained herein under the caption “Description of Capital Stock”).

You may request a copy of any or all of the documents that we have incorporated by reference at no cost by requesting in writing, by telephone or via the Internet at:

Praxair, Inc.

39 Old Ridgebury Road

Danbury, Connecticut 06810-5113

Attn: Assistant Corporate Secretary

Telephone: (203) 837-2000

www.praxair.com

Information on our Internet website is not part of this prospectus.